SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

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                               FORM 15

             Certification and Notice of Termination of Registration
            Under Section 12(g) of the Securities Exchange Act of 1934
         or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                        of the Securities Exchange Act of 1934


                      Commission file Number: 0-22944

                          CAPSULE COMMUNICATIONS, INC.
               (Exact name of registrant as specified in its charter)


                               Two Greenwood Square
                           3331 Street Road, Suite 275
                           Bensalem, Pennsylvania 19020
                                 (215) 633-9400
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, $0.001 par value per share
              (Title of each class of securities covered by this Form)

                                       None
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es)to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]       Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)     [ ]
       Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6               [ ]
       Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date:
One.

Pursuant to the requirements of the Securities Exchange Act of 1934, Capsule Communications Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            CAPSULE COMMUNICATIONS, INC.

                                               /s/ Thomas P. Gunning
DATE: February 11, 2002                    By:-------------------------------
                                              Thomas P. Gunning
                                              Chief Financial Officer